Exhibit 10.12

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

OF THE BOARD OF DIRECTORS

OF

1STDIBS.COM, INC.

Approved: May 11, 2021

Non-employee members of the board of directors (the “Board”) of 1stdibs.com, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). This Policy shall become effective on the date the price of the shares of the Company’s common stock is established (the “Pricing Date”) in connection with the Company’s initial public offering (the “IPO”). The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the IPO, each Non-Employee Director shall receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts shall be payable in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

Annual Cash Retainer for Board Service

•	All Non-Employee Directors: $30,000

•	Lead Director: $50,000 (in lieu of above)

Annual Cash Retainer for Committee Service

In addition, a Non-Employee Director shall be eligible to receive the following additional annual cash retainers for service in the following roles:

Committee Chair:

•	Audit: $20,000

•	Compensation: $12,000

•	Nominating and Corporate Governance: $8,000

Committee Member:

•	Audit: $10,000

•	Compensation: $6,000

•	Nominating and Corporate Governance: $4,000

Equity Compensation

Each Non-Employee Director shall be granted the following awards under the Company’s 2021 Stock Incentive Plan or its successor (the “2021 Plan”):

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Annual Awards: On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the 2022 annual meeting, each Non-Employee Director who shall continue serving as a member of the Board thereafter shall receive a stock option award (each, an “Annual Award”) under the 2021 Plan with a grant date fair value equal to $150,000. The per share exercise price of the Annual Awards shall equal the per share Fair Market Value (as defined in the 2021 Plan) of the Company’s common stock on the date of grant. The number of shares underlying each Annual Award shall be equal to $150,000 divided by the estimated Black-Scholes value of such stock option as of the date of grant, rounded down to the nearest whole share.

In addition, if a Non-Employee Director is elected to the Board (the date of such election, the “Election Date”) after the 2022 annual meeting of stockholders and other than at an annual meeting of stockholders, the Non-Employee Director shall receive an Annual Award upon election to the Board that is prorated in accordance with the following formula:

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If the Election Date is at least six (6) months before the date of the next annual meeting of the Company’s stockholders, the Non-Employee Director shall receive the full amount (i.e., 100%) of such Annual Award.

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If the Election Date is less than six (6) months before, but at least three (3) months before the date of the next annual meeting of the Company’s stockholders, the Non-Employee Director shall receive fifty percent (50%) of such Annual Award.

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If the Election Date is less than three (3) months before the date of the next annual meeting of the Company’s stockholders, the Non-Employee Director shall not receive any portion of such Annual Award.

Each Annual Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, on the earliest of (i) the twelve (12)-month anniversary of the date of grant, (iii) the next annual meeting of stockholders following the date of grant or (iii) the consummation of a Change in Control (as defined in the 2021 Plan).

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Initial Awards: Each Non-Employee Director who first joins the Board after the Pricing Date shall, upon the Election Date, receive a stock option award (each, an “Initial Award”) under the 2021 Plan with a grant date fair value equal to $300,000. The per share exercise price of the Initial Award shall equal the per share Fair Market Value of the Company’s common stock on the date of grant. The number of shares underlying each Initial Award shall be equal to $300,000 divided by the estimated Black-Scholes value of such stock options as of the date of grant, rounded down to the nearest whole share.

Each Initial Award shall vest, subject to the applicable Non-Employee Director’s continued service as a director, in equal annual installments on each of the three (3) anniversaries of the date of grant. Notwithstanding the foregoing, the Initial Awards shall fully vest on the consummation of a Change in Control.

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IPO Director Awards: Each Non-Employee Director who serves on the Board on or prior to the Pricing Date and who is expected to continue serving as a member of the Board thereafter shall, upon the Pricing Date, receive a stock option award (each, an “IPO Director Award”) under the 2021 Plan with a grant date fair value equal to $300,000. The per share exercise price of the IPO Director Awards shall equal the per share Fair Market Value of the Company’s common stock on the date of grant (i.e., the IPO price). The number of shares underlying each IPO Director Award shall be equal to $300,000 divided by the per share Fair Market Value of the Company’s common stock on the date this Policy is approved by the Board, rounded down to the nearest whole share.

Each IPO Director Award shall vest, subject to the applicable Non-Employee Director’s continued service as a director, in equal annual installments on each of the three (3) anniversaries of the date of grant. Notwithstanding the foregoing, the IPO Director Awards shall fully vest on the consummation of a Change in Control.

The Annual Awards, the Initial Awards and the IPO Director Awards shall be subject to the terms and conditions of the 2021 Plan (including the annual limits on non-employee director grants set forth in the 2021 Plan) and an option agreement, including attached exhibits, in substantially the same form approved by the Board for employee grants subject to the terms specified above.

The Board may also approve other equity grants to the Non-Employee Directors under the 2021 Plan in addition to or lieu of grants described in this Policy.

Expenses

The Company shall reimburse the Non-Employee Directors for reasonable and customary out-of-pocket expenses incurred by the Non-Employee Directors in attending Board and committee meetings and otherwise performing their duties and obligations as directors.

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